Exhibit 99.4

                       LIMITED PARTNERSHIP AGREEMENT
                                    OF
                          1998 CAI PARTNERS, L.P.


 This Limited Partnership Agreement ("Agreement") of 1998 CAI Partners,
L.P. is made and entered into effective as of the 18th day of November, 1998 (the "Effective Date"), by and among 1992 Air GP, a Texas general partnership ("1992 Air"), as the general partner and David Bonderman ("Bonderman"), Bonderman Family Limited Partnership, a Texas limited partnership ("BFLP"), Eli Broad ("Broad"), Lectair Partners Limited Partnership, ("Lectair"), and Donald Sturm ("Sturm") as the limited partners.

                                WITNESSETH:

 For and in consideration of the mutual covenants set forth herein and for other good and valuable consideration, the adequacy, receipt, and sufficiency of which are hereby acknowledged, 1992 Air, Bonderman, BFLP, Broad, Lectair, and Sturm (collectively, the "Partners" and individually, a "Partner") hereby agree as follows:

                                 ARTICLE I

                         ORGANIZATION AND PURPOSE

 Section 1.01. Formation of Limited Partnership. The Partners hereby agree to become partners and to form a limited partnership (the "Partnership") pursuant to Article 6132a-1 Tex. Rev. Civ. Stat. Ann., known as the Texas Revised Limited Partnership Act (the "Act"). 1992 Air shall be the general partner and is hereinafter sometimes referred to as the "General Partner". Bonderman, BFLP, Broad, Lectair, and Sturm shall be the limited partners and are hereinafter sometimes referred to individually as a "Limited Partner" or collectively as the "Limited Partners".

 Section 1.02.  Name.  The name of the Partnership shall be 1998 CAI
Partners, L.P. All business and affairs of the Partnership shall be conducted solely under, and all Partnership Assets (as that term is defined in Section 1.04) shall be held solely in, such name unless otherwise determined by the General Partner.

 Section 1.03. Effective Date and Term. The Partnership shall be in effect for a term beginning on the Effective Date and shall continue under this Agreement (as amended from time to time) until dissolved upon the occurrence of an event that causes the dissolution of the Partnership in accordance with the provisions of this Agreement, and thereafter to the extent provided by applicable law, until wound up and terminated as provided herein.



 Section 1.04. Purposes and Scope of Business. The business and purposes of the Partnership are to receive the right to be distributed certain shares of Class A Common Stock of Continental Airlines, Inc. (the "Shares"), which rights have been contributed to the capital of the Partnership by the Partners pursuant to Section 3.01(a) of this Agreement, and upon the distribution thereof, to hold and otherwise deal with the Shares. Subject to the terms and conditions of this Agreement, the Partnership shall have the power and authority to do all such other acts and things as may be necessary, desirable, expedient, convenient for, or incidental to, the furtherance and accomplishment of the foregoing objectives and purposes and for the protection and benefit of the Partnership. The assets of the Partnership, including the Shares, whether now or hereafter owned, are hereinafter sometimes referred to as the "Partnership Assets".

 Section 1.05. Documents. The General Partner, or anyone designated by the General Partner, is hereby authorized to execute a certificate of limited partnership of the Partnership ("Certificate of Limited Partnership") in accordance with the Act and cause the same to be filed in the office of the Secretary of State of the State of Texas in accordance with the provisions of the Act.

 Section 1.06. Principal Place of Business. The principal place of business of the Partnership shall be 201 Main Street, Suite 2420, Fort Worth, Texas 76102 or at such other place or places as may be determined by the General Partner. The General Partner shall be responsible for maintaining at the Partnership's principal place of business those records required by the Act to be maintained there.

 Section 1.07. Registered Agent and Office. The Registered Agent (as defined in the Act) for the Partnership shall be James J. O'Brien. The Registered Office (as defined in the Act) of the Partnership shall be 201 Main Street, Suite 2420, Fort Worth, Texas 76102.

 Section 1.08. Investment Agreement. The Partners acknowledge that the Shares are subject to that certain Investment Agreement, dated as of January 25, 1998, as amended by Amendment No. 1, dated as of February 27, 1998, and Amendment No. 2, dated as of November 19, 1998, among Northwest Airlines Corporation, Newbridge Parent Corporation, Air Partners, L.P. ("Air Partners"), the partners of Air Partners identified on the signature pages thereof, the Partnership, BFLP, 1992 Air, Inc., and Air Saipan, Inc.

                                ARTICLE II

                                OPERATIONS

 Section 2.01.  Management of Partnership.

 (a) The right to manage, control, and conduct the business and affairs of the Partnership shall be vested solely in the General Partner. Except as provided in Sections 2.01(b), the Limited Partners shall not take part in the management of the affairs of the Partnership and under no circumstances may any Limited Partner control the Partnership business or sign for or bind the Partnership. The General Partner shall not be required to devote its full time and attention to the business of the Partnership, but only such time as it deems necessary for the proper conduct of the Partnership's affairs.

 (b) No act shall be taken, sum expended, or obligation incurred by the General Partner for or on behalf of the Partnership with respect to a matter within the scope of any of the following major decisions ("Major Decisions") affecting, directly or indirectly, the Partnership or the Partnership Assets, unless approved as described in subsection 2.01(c):

      (i) Financing or refinancing of the Partnership or the Partnership Assets;

      (ii) Except as provided for in Sections 4.05(b) and (c), disposing of any of the Partnership Assets;

      (iii)     Making an assignment for the benefit of creditors;

      (iv) Filing a petition under any bankruptcy or other similar law;
 or

      (v)  Amending this Agreement.

 (c) No Major Decision may be made or effected by or on behalf of the Partnership without the unanimous approval of the Partners. As used in this Agreement, "Approved by the Partners", "Approval of the Partners", and other like terms shall mean the unanimous approval of the Partners. Any Partner may at any time propose a Major Decision to the other Partners by giving written notice to the other Partners. Within ten (10) days after receipt of such notice, each Partner shall indicate, in writing, to the requesting Partner, his or its approval or disapproval of such Major Decision; provided that, in the event any Partner does not respond in such 10 day period, such Partner shall be deemed to have disapproved such Major Decision. Upon the Approval of the Partners of a Major Decision, the General Partner shall have full authority to carry out such Major Decision.

 Section 2.02. Affiliates. The General Partner shall have the right to cause the Partnership to enter into contracts or otherwise deal with any affiliates of any Partner in any capacity, except that the terms of any such arrangement shall be commercially reasonable and competitive with amounts that would be paid to third parties on an "arms-length" basis.

 Section 2.03. Expenses. The General Partner shall bear all usual and ordinary expenses incurred in the operation of the Partnership.

 Section 2.04.  Exculpations; Indemnities.

 (a) Neither the Partners, the Tax Matters Partner, their affiliates nor any of their respective shareholders, officers, directors, partners, members, managers, employees or agents (individually a "Covered Person") shall be liable to the Partnership, any Partner, or any other person for any act or omission taken or suffered by such Covered Person in good faith and in the belief that such act or omission is in or is not opposed to the best interests of the Partnership, provided, that such act or omission is not fraud, willful misconduct, or a knowing material violation of this Agreement by such Covered Person. No Covered Person shall be liable to the Partnership, any Partner, or any other person for any action taken by any other Partner, nor shall any Covered Person be liable to the Partnership, any other Partner, or any other person for any action of any employee or agent of the Covered Person, provided, such action is within the scope of the purposes of the Partnership and the Covered Person seeking exculpation satisfies the parameters of the preceding sentence.

 (b) To the fullest extent allowed or permitted under any provision of applicable law, including, without limitation, the Act, the Partnership shall indemnify, defend, and hold harmless each Partner, its affiliates and their respective shareholders, officers, directors, partners, members, managers, employees or agents (individually an "Indemnitee") to the extent of the Partnership Assets, from and against any losses, expenses, judgments, fines, settlements, and damages incurred by the Partnership or such Indemnitee arising out of any claim based upon acts (including, without limitation, negligent acts) performed or omitted to be performed by the Partnership or such Indemnitee in connection with the business of the Partnership, including, without limitation, costs, expenses, and attorneys' fees expended in the settlement or defense of any such claim. All decisions of the Partnership concerning any action allowed or permitted under applicable law concerning the indemnity of any person or entity by the Partnership shall be made as determined by the General Partner.

 Section 2.05. Tax Matters Partner. The General Partner shall act as the "Tax Matters Partner" for federal income tax purposes. The Tax Matters Partner shall mean the Partner (a) designated as the "tax matters partner" within the meaning of Section 6231(a)(7) of the Internal Revenue Code of 1986, as amended from time to time (or any corresponding provisions of succeeding law, collectively the "Code") and (b) whose responsibilities as Tax Matters Partner include, where appropriate, commencing on behalf of the Partnership certain judicial proceedings regarding Partnership federal income tax items and informing all Partners of any administrative or judicial proceeding involving federal income taxes. In exercising its responsibilities as Tax Matters Partner, the General Partner shall have the final decision making authority with respect to all federal income tax matters involving the Partnership. Any direct out-of-pocket expense incurred by the Tax Matters Partner in carrying out its responsibilities and duties under this Agreement shall be allocated to and charged to the Partnership as an expense of the Partnership for which the Tax Matters Partner shall be reimbursed.

                                ARTICLE III

                                 FINANCING

 Section 3.01.  Capital Contributions.

 (a) Each of the Partners agrees to contribute (the "Initial Capital Contributions") to the capital of the Partnership on the Effective Date the right to receive, from Air Partners, the number of Shares set forth on such Partner's signature page attached hereto.

 (b) The Partners may, but shall not be obligated to, make additional capital contributions ("Additional Capital Contributions") pro rata in accordance with each such Partner's Percentage Interest at such times, in such manner, and in such amounts as all of the Partners may subsequently agree.

 Section 3.02. Capital Accounts. The amount of a Partner's capital account ("Capital Account") in the Partnership shall be determined by:

 (a) crediting to such account (i) all contributions to the Partnership made by or on behalf of such Partner or his or its predecessor in interest, including the fair market value of any property contributed (less any liabilities assumed by the Partnership or to which any property may be subject) and (ii) all gains and income of the Partnership allocated to such Partner or his or its predecessor in interest; and

 (b) debiting to such account (i) all withdrawals, including property distributed, from the Partnership made by or on behalf of such Partner or his or its predecessor in interest (less any liabilities assumed by the Partner or to which any property may be subject) at the value of such property on the books of the Partnership and (ii) all losses and deductions of the Partnership allocated to such Partner or his or its predecessor in interest.

 Section 3.03. Limited Liability of Limited Partners. Notwithstanding anything contained in this Agreement to the contrary, the liability of each Limited Partner for any of the debts, losses, or obligations of the Partnership shall be limited to the amount of the sum of such Limited Partner's capital contributions pursuant to Section 3.01 hereof. Accordingly, no Limited Partner shall be obligated to provide additional capital to the Partnership or its creditors by way of contribution, loan, or otherwise beyond the amount of the capital contributions required of such Limited Partner pursuant to Section 3.01 hereof. Except as provided in the Act, no Limited Partner shall have any personal liability whatsoever, whether to the Partnership or any third party, for the debts of the Partnership or any of its losses beyond the amount of the Limited Partner's capital contributions.

 Section 3.04. Treatment of Capital Contributions. Except as provided in this Agreement to the contrary, no Partner shall be entitled to interest on his or its contributions to the capital of the Partnership nor shall any Partner be entitled to demand the return of all or any part of such contributions to the capital of the Partnership.

 Section 3.05. Benefits of Agreement. Nothing in this Agreement, and, without limiting the generality of the foregoing, in this Article III, expressed or implied, is intended or shall be construed to give to any creditor of the Partnership or to any creditor of any Partner or any other person or entity whatsoever, other than the Partners and the Partnership, any legal or equitable right, remedy, or claim under or in respect of this Agreement or any covenant, condition, or provision herein contained, and such provisions are and shall be held to be for the sole and exclusive benefit of the Partners and the Partnership.

                                ARTICLE IV

            ACCOUNTING, ALLOCATIONS, AND CURRENT DISTRIBUTIONS

 Section 4.01. Percentage Interests; Indirect Shares. For all purposes hereof, each Partner shall initially have the percentage interest in the Partnership (collectively the "Percentage Interests" and individually a "Percentage Interest") set forth on such Partner's signature page attached hereto, and shall be credited with a number of "Indirect Shares" equal to the number set forth on such Partner's signature page attached hereto. At any time a Partner receives a distribution of Shares pursuant to Section 4.05 hereof, such Partner's Indirect Shares shall be reduced by the number of Shares distributed, and the Percentage Interests of each of the Partners shall be revised to equal, for a particular Partner, the ratio, expressed as a percentage, of such Partner's Indirect Shares to all Partners' Indirect Shares.

 Section 4.02  Tax Status, Reports, and Allocations.

 (a) Notwithstanding any provision contained in this Agreement to the contrary, solely for federal income tax purposes, each of the Partners hereby recognizes that the Partnership will be classified as a partnership for federal income tax purposes and therefore, will be subject to all provisions of Subchapter K of the Code; provided however, that the filing of United States Partnership Returns of Income shall not be construed to extend the purposes of the Partnership or expand the obligations or liabilities of the Partners.

 (b)  The General Partner or, at its discretion, an accountant
("Accountant") selected by the General Partner, shall prepare or cause to be prepared all tax returns and statements, if any, that must be filed on behalf of the Partnership with any taxing authority and shall timely file such returns or statements.

 (c) Except as provided for in Section 4.05(c) hereof, for accounting and federal and (if any) state income tax purposes, all income, deductions, credits, gains, and losses shall be allocated to the Partners pro rata in accordance with their respective Percentage Interests.



 (d) The General Partner shall have full authority to cause the Partnership to act in compliance with the Code and the regulations thereunder. All elections, decisions, and other matters concerning the allocation of profits, gains, and losses among the Partners as well as other accounting procedures not specifically and expressly provided for by the terms of this Agreement, shall be determined, in good faith, by the General Partner.

 Section 4.03.  Accounting.

 (a) The fiscal year of the Partnership shall end on the last day of December of each year.

 (b) The books of account of the Partnership shall be kept and maintained at all times at the principal place of business of the Partnership or at such other place or places approved by the General Partner. The books of account shall be maintained according to federal income tax principles using the method of accounting chosen by the General Partner, and will be consistently applied, and shall show all items of income and expense.

 (c) The General Partner shall cause a balance sheet of the Partnership dated as of the end of the fiscal year and a related statement of income or loss for the Partnership for such fiscal year to be prepared by the Accountant and furnished, at the expense of the Partnership, to each of the Partners on an annual basis, within ninety (90) days after the close of each fiscal year.

 (d) Each Partner shall have the right at all reasonable times during usual business hours to audit, examine, and make copies of or extracts from the books of account of the Partnership. Such right may be exercised through any agent or employee of such Partner designated by him or it or by an independent certified public accountant designated by such Partner. Each Partner shall bear all expenses incurred in any examination made on behalf of such Partner.

 Section 4.04. Bank Accounts. Funds of the Partnership shall be deposited in a Partnership account or accounts in the bank or banks as selected by the General Partner. Withdrawals from bank accounts shall only be made by the General Partner or such other parties as may be approved by the General Partner.

 Section 4.05.  Current Distributions to Partners.

 (a) Except as provided in Section 6.05 in connection with the termination and liquidation of the Partnership, the General Partner shall distribute funds at such times and in such amounts as it may determine, in its sole discretion, except that such funds shall be distributed by the General Partner to the Partners pro rata in accordance with their respective Percentage Interests at the time of the distribution. In determining the amount of funds to distribute pursuant to this Section 4.05, the General Partner may consider such factors as the need to allocate funds to any reserves for Partnership contingencies or any other Partnership purposes that the General Partner deems necessary or appropriate.

 (b) Notwithstanding anything to the contrary contained in this Agreement, any Limited Partner may demand to receive from the General Partner, at any time, a non-pro rata distribution of Shares from the Partnership, not to exceed his remaining Indirect Shares, in either complete or partial redemption of such Partner's interest in the Partnership, by specifying, in a notice to the General Partner, the number of Shares such Partner desires to receive from the Partnership.

 (c) Notwithstanding anything to the contrary contained in this Agreement, any Limited Partner may request that the General Partner sell the Indirect Shares allocated to such Partner, and the Partnership shall sell such shares, allocate the income resulting therefrom to such Partner, and distribute the net proceeds of such sale to such Partner.

 Section 4.06.  Changes in Percentage Interests.  If a Partner's
Percentage Interest changes during any fiscal year, the allocations to be made pursuant to this Agreement shall be made in accordance with Section 706 of the Code, using any convention permitted by Section 706 of the Code and the Regulations promulgated thereunder and selected by the General Partner so as to equitably effectuate the allocations of this Article IV.

                                 ARTICLE V

                                ASSIGNMENT

 Section 5.01. Prohibited Transfers. No Partner may sell, transfer, assign, mortgage, hypothecate, or otherwise encumber or permit or suffer any encumbrance of all or any part of his or its interest in the Partnership. Any attempt so to transfer or encumber any such interest shall be null and void, ab initio.

                                ARTICLE VI

           WITHDRAWAL, DISSOLUTION, TERMINATION, AND LIQUIDATION

 Section 6.01.  Withdrawal.  Except as provided in Section 4.05(b), no
Limited Partner shall at any time retire or withdraw from the Partnership, and no General Partner shall at any time retire or withdraw from the Partnership. Retirement or withdrawal by any Partner in contravention of this Section 6.01 shall subject such Partner to liability for all damages caused any other Partner (other than a Partner who is, at the time of such withdrawal, in default under this Agreement) by such retirement or withdrawal and the consequential dissolution of the Partnership.

 Section 6.02. Dissolution of the Partnership. The Partnership shall be dissolved upon the occurrence of any of the following:



 (a) The withdrawal, as defined in the Act, of a General Partner, unless within ninety (90) days after such event, all of the Limited Partners agree to appoint in writing a successor General Partner, as of the date of the withdrawal of the General Partner, and agree to reconstitute the Partnership and to continue the business of the Partnership, and such successor General Partner agrees in writing to accept such election;

 (b) Upon the election of the General Partner following the disposition, not including an exchange, of substantially all of the assets of the Partnership (except under circumstances where all or a portion of the purchase price is payable after the closing of the sale or other disposition);

 (c)  December 31, 2010, unless extended by the consent of all Partners;
or

 (d) Subject to any obligations of the Partnership, when Approved by the Partners.

Nothing contained in this Section 6.02 is intended to grant to any Partner the right to dissolve the Partnership at will (by retirement, resignation, withdrawal, or otherwise) or to exonerate any Partner from liability to the Partnership and the remaining Partners if he or it dissolves the Partnership at will.

 Section 6.03. Continuation and Reconstitution of Partnership. If the Partnership is continued as provided in Section 6.02(a), then, as of the date of withdrawal, the General Partner with respect to which an event of withdrawal under Section 6.02 has occurred (or his or its estate or successor in interest) (the "Withdrawing General Partner") shall have none of the powers of a General Partner under the Agreement or applicable law and shall have only the rights and powers of an assignee of a Partner hereunder to share in any Partnership profits, losses, gains, and distributions in accordance with his or its Percentage Interest and shall have no other rights or powers of a Partner hereunder; provided however, that the Percentage Interest and Indirect Shares of any Withdrawing General Partner shall be subject to reallocation under Section 4.01 hereof.

 Section 6.04. Death, etc. of a Limited Partner. The death, disability, withdrawal, termination (in the case of a Limited Partner that is a partnership or a trust), dissolution (in the case of a Limited Partner that is a corporation), retirement, or adjudication as a bankrupt of a Limited Partner (the "Withdrawing Limited Partner") shall not dissolve the Partnership, but, the rights of such Limited Partner to share in the profits and losses of the Partnership and to receive distributions of Partnership funds shall, upon the happening of such an event, pass to the Limited Partner's estate, legal representative, or successors in interest, as the case may be, subject to this Agreement, and the Partnership shall continue as a limited partnership; provided that, such estate, legal representative, or successors shall be only an assignee to such interest and shall not be admitted as a substitute Partner of the Partnership unless such admission is Approved by the Partners.


 Section 6.05.  Termination and Liquidation of the Partnership.

 (a)  Upon dissolution of the Partnership unless continued pursuant to
Section 6.02, the Partnership shall be terminated as rapidly as business circumstances will permit. At the direction of the General Partner, or a Partner Approved by the Partners if the dissolution of the Partnership is caused by the withdrawal of the General Partner (the General Partner or the other Partner, as the case may be, being herein called the "Terminating Partner"), a full accounting of the assets and liabilities of the Partnership shall be taken and a statement of the Partnership Assets and a statement of each Partner's Capital Account shall be furnished to all Partners as soon as is reasonably practicable. The Terminating Partner shall take such action as is necessary so that the Partnership's business shall be terminated, its liabilities discharged, and its assets distributed as hereinafter described. The Terminating Partner may sell all of the Partnership Assets or distribute the Partnership Assets in kind. A reasonable period of time shall be allowed for the orderly termination of the Partnership to minimize the normal losses of a liquidation process.

 (b) After the payment of all expenses of liquidation and of all debts and liabilities of the Partnership in such order or priority as provided by law (including any debts or liabilities to Partners, who shall be treated as secured or unsecured creditors, as may be the case, to the extent permitted by law, for sums loaned to the Partnership, if any, as distinguished from capital contributions) and after all resulting items of Partnership income, gain, credit, loss, or deduction are credited or debited to the Capital Accounts of the Partners in accordance with Articles III and IV hereof, all remaining Partnership Assets shall then be distributed among the Partners in accordance with the positive balances of their respective Capital Accounts. Upon termination, a Partner may not demand and receive cash in return for such Partner's capital contributions and no Partner shall have any obligation to restore any deficit that may then exist in that Partner's Capital Account. Distribution on termination may be made by the distribution to each Partner of an undivided interest in any asset of the Partnership that has not been sold at the time of termination of the Partnership.

 Section 6.06.  General Partners Not Personally Liable.  No General
Partner nor any affiliate of any General Partner shall be personally liable for the return of the Capital Contributions of any Partner, and such return shall be made solely from available Partnership Assets, if any, and each Limited Partner hereby waives any and all claims it may have against any General Partner or any such affiliate in this regard.

 Section 6.07. Provisions Cumulative. All provisions of this Agreement relating to the dissolution, liquidation, and termination of the Partnership shall be cumulative to the extent not inconsistent with other provisions herein; that is, the exercise or use of one of the provisions hereof shall not preclude the exercise or use of any other provision of this Agreement to the extent not inconsistent therewith.

                                ARTICLE VII

                                  GENERAL

 Section 7.01. Competing Business. Notwithstanding anything to the contrary contained in or inferable from this Agreement, the Act, or any other statute or principle of law, neither the Partners nor any of their shareholders, directors, officers, employees, partners, agents, family members, or affiliates (each a "Partner Affiliate") shall be prohibited or restricted in any way from investing in or conducting, either directly or indirectly, and may invest in and/or conduct, either directly or indirectly, businesses of any nature whatsoever, including the ownership and operation of businesses or properties similar to or in the same geographical area as those held by the Partnership. Any investment in or conduct of any such businesses by a Partner or any Partner Affiliate shall not give rise to any claim for an accounting by the other Partners or the Partnership or any right to claim any interest therein or the profits therefrom.

 Section 7.02.  Notice.

 (a) All notices, demands, or requests provided for or permitted to be given pursuant to this Agreement must be in writing.

 (b) All notices, demands, and requests to be sent to a Partner pursuant to this Agreement shall be deemed to have been properly given or served if: (i) personally delivered, (ii) deposited prepaid for next day delivery by Federal Express, or other similar overnight courier services, addressed to such Partner, (iii) deposited in the United States mail, addressed to such Partner, prepaid and registered or certified with return receipt requested, or (iv) transmitted via telecopier or other similar device to the attention of such Partner.

 (c) All notices, demands, and requests so given shall be deemed received: (i) when personally delivered, (ii) twenty-four (24) hours after being deposited for next day delivery with an overnight courier, (iii) forty-eight (48) hours after being deposited in the United States mail, or
(iv) twelve (12) hours after being telecopied or otherwise transmitted and receipt has been confirmed.

 (d) The Partners shall have the right from time to time, and at any time during the term of this Agreement, to change their respective addresses and each shall have the right to specify as his or its address any other address within the United States of America by giving to the other parties at least thirty (30) days written notice thereof, in the manner prescribed in
Section 7.02(b); provided however, that to be effective, any such notice must be actually received (as evidenced by a return receipt).

 (e) All distributions to any Partner shall be made at the address at which notices are sent unless otherwise specified in writing by any such Partner.


 Section 7.03. Amendments. Amendments and supplements may be made to or restatements made of this Agreement only upon the Approval of the Partners.

 Section 7.04. Powers of Attorney. Each Limited Partner hereby constitutes and appoints each General Partner, with full power of substitution, as his or its true and lawful attorney-in-fact and empowers and authorizes such attorney, in the name, place, and stead of such Limited Partner, to make, execute, sign, swear to, acknowledge, and file in all necessary or appropriate places all documents (and all amendments or supplements to or restatements of such documents necessitated by valid amendments to or actions permitted under this Agreement) relating to the Partnership and its activities, including, without limitation: (a) this Agreement and any amendments thereto approved as provided in this Agreement,
(b) the Certificate of Limited Partnership and any amendments thereto, under the laws of the State of Texas or in any other state or jurisdiction in which such filing is deemed advisable by such General Partner, (c) any applications, forms, certificates, reports, or other documents, or amendments thereto which may be requested or required by any federal, state, or local governmental agency, securities exchange, securities association, self-regulatory organization, or similar institution and which are deemed necessary or advisable by such General Partner, (d) any other instrument which may be required to be filed or recorded in any state or county or by any governmental agency, or which such General Partner deems advisable to file or record, including, without limitation, certificates of assumed name and documents to qualify foreign limited partnerships in other jurisdictions, (e) any documents which may be required to effect the continuation of the Partnership, the withdrawal of any Partner, the purchase of the interest in the Partnership of any ex-spouse of a Partner, or the dissolution and termination of the Partnership, (f) making certain elections contained in the Code or state law governing taxation of limited partnerships, and (g) performing any and all other ministerial duties or functions necessary for the conduct of the business of the Partnership. Each Limited Partner hereby ratifies, confirms, and adopts as his own, all actions that may be taken by such attorney-in-fact pursuant to this Section 7.04. Each Limited Partner acknowledges that this Agreement permits certain amendments to be made and certain other actions to be taken or omitted to be taken by less than all of the Partners if approved in accordance with the provisions hereof. By their execution hereof, each Limited Partner also grants each General Partner a power of attorney to execute any and all documents necessary to reflect any action that is approved in accordance with the provisions hereof. This power of attorney is coupled with an interest and shall continue notwithstanding the subsequent incapacity or death of the Limited Partner. Each Limited Partner shall execute and deliver to the General Partner an executed and appropriately notarized power of attorney in such form consistent with the provisions of this Section 7.04 as the General Partner may request.

 Section 7.05.  GOVERNING LAWS AND VENUE.  THIS AGREEMENT IS MADE IN
FORT WORTH, TARRANT COUNTY, TEXAS, AND THE RIGHTS AND OBLIGATIONS OF THE PARTNERS HEREUNDER SHALL BE INTERPRETED, CONSTRUED, AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS. ALL MATTERS LITIGATED BY, AMONG, OR BETWEEN ANY OF THE PARTNERS THAT INVOLVE THIS AGREEMENT, THE RELATIONSHIP OF THE PARTNERS, OR ANY RELATED DOCUMENTS OR MATTERS HEREUNDER SHALL BE BROUGHT ONLY IN FORT WORTH, TARRANT COUNTY, TEXAS.

 Section 7.06. Rule of Construction. The general rule of construction for interpreting a contract, which provides that the provisions of a contract should be construed against the party preparing the contract, is waived by the parties. Each party acknowledges that he or it was represented by separate legal counsel in this matter who participated in the preparation of this Agreement or he or it had the opportunity to retain counsel to participate in the preparation of this Agreement but chose not to do so.

 Section 7.07. Entire Agreement. This Agreement, including all exhibits to this Agreement and, if any, exhibits to such exhibits, contains the entire agreement among the parties relative to the matters contained in this Agreement.

 Section 7.08. Waiver. No consent or waiver, express or implied, by any Partner to or for any breach or default by any other Partner in the performance by such other Partner of his or its obligations under this Agreement shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such other Partner of the same or any other obligations of such other Partner under this Agreement. Failure on the part of any Partner to complain of any act or failure to act of any of the other Partners or to declare any of the other Partners in default, regardless of how long such failure continues, shall not constitute a waiver by such Partner of his or its rights hereunder.

 Section 7.09. Severability. If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other persons or circumstances shall not be affected thereby, and the intent of this Agreement shall be enforced to the greatest extent permitted by law.

 Section 7.10. Binding Agreement. Subject to the restrictions on transfers and encumbrances set forth in this Agreement, this Agreement shall inure to the benefit of and be binding upon the undersigned Partners and their respective legal representatives, successors, and assigns. Whenever, in this Agreement, a reference to any party or Partner is made, such reference shall be deemed to include a reference to the legal representatives, successors, and assigns of such party or Partner.

 Section 7.11. Tense and Gender. Unless the context clearly indicates otherwise, the singular shall include the plural and vice versa. Whenever the masculine, feminine, or neuter gender is used inappropriately in this Agreement, this Agreement shall be read as if the appropriate gender was used.

 Section 7.12. Captions. Captions are included solely for convenience of reference and if there is any conflict between captions and the text of this Agreement, the text shall control.


 Section 7.13. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original for all purposes and all of which when taken together shall constitute a single counterpart instrument. Executed signature pages to any counterpart instrument may be detached and affixed to a single counterpart, which single counterpart with multiple executed signature pages affixed thereto constitutes the original counterpart instrument. All of these counterpart pages shall be read as though one and they shall have the same force and effect as if all of the parties had executed a single signature page.

               [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

 Each of the undersigned has executed and delivered this Agreement in Fort Worth, Texas, to be effective as of the Effective Date.

                          GENERAL PARTNER

                          1992 Air GP, a Texas general partnership

                          By:  1992 Air, Inc., a Texas corporation,
                                 General Partner



                          By:


                          Name:

                          Title:



Number of Shares:            141,000

Percentage Interest:    22.5913%

 Each of the undersigned has executed and delivered this Agreement in Fort Worth, Texas, to be effective as of the Effective Date.

                          LIMITED PARTNER




                          DAVID BONDERMAN

Number of Shares:            101,424

Percentage Interest:    16.2504%

 Each of the undersigned has executed and delivered this Agreement in Fort Worth, Texas, to be effective as of the Effective Date.

                          LIMITED PARTNER

                          BONDERMAN FAMILY LIMITED
                          PARTNERSHIP, a Texas limited partnership

                          By:  Bondco, Inc., general partner


                               By:
                                   James J. O'Brien, Chief Financial
Officer                                      and Vice President

Number of Shares:             17,104

Percentage Interest:     2.7404%

 Each of the undersigned has executed and delivered this Agreement in Fort Worth, Texas, to be effective as of the Effective Date.

                          LIMITED PARTNER




                          ELI BROAD

Number of Shares:             58,807

Percentage Interest:     9.4222%

 Each of the undersigned has executed and delivered this Agreement in Fort Worth, Texas, to be effective as of the Effective Date.

                          LIMITED PARTNER

                          LECTAIR PARTNERS LIMITED PARTNERSHIP

                          By:  Planden Corp., General Partner


                               By:
                                         Edward L. Cohen, President

Number of Shares:            158,780

Percentage Interest:    25.4400%

 Each of the undersigned has executed and delivered this Agreement in Fort Worth, Texas, to be effective as of the Effective Date.

                          LIMITED PARTNER




                          DONALD STURM

Number of Shares:            147,019

Percentage Interest:    23.5557%